January 3, 2000




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Commissioners:

Changes in Fund's Certifying Accountant

Previous independent accountants - Deloitte &
Touche LLP

On December 15, 1999, pursuant to the regular meetings of the Board of Directors, the following appointment was resolved. The Audit and Compliance Committee and the Board of Directors of Flag Investors International Fund
(the "Fund") participated in and approved the decision to change the Fund's independent accountants from Deloitte & Touche LLP to
PricewaterhouseCoopers LLP.

The reports of Deloitte & Touche LLP on the financial statements of the Fund for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with the Fund's audits for the two most recent fiscal years and through December
15, 1999, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the financial statements for such years.

During the two most recent fiscal years and through December 15, 1999, there have been no reportable events (as defined in Regulation S-K
Item 304(a)(1)(v)).

Note - The disclosure that there have been no reportable events is optional; only a description of reportable events, if applicable, is required.)

The Fund has requested that Deloitte & Touche
LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above referenced statements. A copy of such letter, dated February 1, 2000, is filed as an attachment to the Fund's Form N-SAR.



New Independent Accountants -
PricewaterhouseCoopers LLP

The Fund engaged PricewaterhouseCoopers
LLP as its new independent accountants as of December 15, 1999. During the two most recent fiscal years and through December 15, 1999, the Fund has not consulted with
PricewaterhouseCoopers LLP regarding either
(i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Fund's financial statements, and either a written report was provided to the Fund or oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by the Fund in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item
304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item
304(a)(1)(v) of Regulation S-K.

Note - The disclosure that there have been no consultations with the new accountant is optional; only a description of consultations is required.)

Yours truly,




Charles A. Rizzo
Vice President/Treasurer
Deutsche Asset Management
One South Street
Baltimore, MD  21202
Securities and Exchange Commission
February 1, 2000
Page 2